Exhibit 99.1
Commercial Metals Company Reports $0.34 EPS for Second Quarter Including a $0.32 EPS LIFO Expense;
Third Quarter Outlook Strong; CMC Has the Safest Mills in America
     Irving, TX — March 25, 2008 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $39.8 million or $0.34 per diluted share on net sales of $2.3 billion for the quarter ended February 29, 2008. This compares with net earnings of $65.9 million or $0.54 per diluted share on net sales of $1.9 billion for the second quarter last year. This year’s second quarter included after-tax LIFO expense of $38.3 million or $0.32 per diluted share compared with expense of $12.3 million or $0.10 per share in last year’s second quarter. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of rising prices results in an expense that eliminates inflationary profits from net income. Changes in LIFO are not writedowns or writeoffs or market adjustments. They are changes in cost components based on an assumption of physical inventory flows.
     During the quarter we repurchased 3.7 million of our shares at an average price per share of $27.36. This represented 3.1% of the shares outstanding at the beginning of the quarter. For the six months we have purchased 5,412,238 shares at an average price of $28.00 per share.
     Net earnings for the six months ended February 29, 2008, were $108.9 million or $0.91 per diluted share on net sales of $4.4 billion. For the same period last year, net earnings were $151 million or $1.25 per diluted share on net sales of $3.8 billion. For the six months ended February 29, 2008, after-tax LIFO expense was $35.5 million or $0.30 per share, compared with an expense of $18.9 million or $0.16 per share last year.
     Selling, general and administrative expenses in the second quarter included $14.7 million of pre-tax costs associated with the investment in the global deployment of SAP software. For the six months ended February 29, 2008, the amount was $25.0 million. Other costs of $9.2 million were capitalized during the quarter. We have expensed $60 million and capitalized $59.4 million for the project to date.
     CMC Steel Arkansas was named by the Steel Manufacturer’s Association as the safest steel mill in North America in 2007. Our other mills ranked second, third, and fifth and combined, all our mills were ranked first in safety. This is the sixth year in a row one of CMC’s mills has won the award; each mill has won at least once.
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(CMC Second Quarter Fiscal 2008 – Page 2)
     Our outlook is increasingly positive. As discussed in more detail later in this release, we anticipate third quarter LIFO diluted net earnings per share between $0.70 to $0.80 ($20 million pre-tax LIFO expense, $0.11 per share decrease in earnings impact assumed in the quarter) compared to last year’s third quarter of $0.82 per share, including $0.16 of LIFO expense, which is the current record third quarter.
General Conditions
     CMC President and Chief Executive Officer Murray R. McClean said, “Market conditions improved steadily throughout the quarter. December ended excess inventory hangovers and the quarter saw an unanticipated $97 per short ton spike in ferrous scrap pricing followed by an $85 per ton increase in rebar and merchants by quarter end. Management’s outlook had not anticipated a LIFO effect for the quarter; however, the dramatic increase in pricing inevitably led to a huge LIFO expense of $0.32 a share, a record quarterly charge. Our Americas Recycling segment, propelled by ferrous scrap pricing, had a strong second quarter. Our Americas Mills segment, on the strength of higher production and shipment levels, overcame a temporary metal margin squeeze. The Americas Fabrication and Distribution operations felt the margin squeeze and the effect of a massive LIFO charge although underlying operations remain solid. The International Mills were at extremes. CMCZ (Poland) shook off lethargic pricing early in the quarter to achieve excellent results in the second half of the period. CMCS (Croatia) remained in turnaround mode. International Fabrication and Distribution showed continued strength in raw materials, inter-Asian trade, and European markets.”
Americas Recycling
     McClean added, “Adjusted operating profit of $25.6 million was 3% behind last year’s second quarter, yet still represented a historically strong result. Riding January’s spike which led to all-time record ferrous pricing, ferrous operations accounted for two-thirds of the segment’s profitability. The average ferrous scrap sales price for the second quarter compared to last year’s second quarter increased $73 per short ton to $287 per short ton, while shipments (including the units that formerly were reported under the old Domestic Mills segment) increased 17% to 754 thousand tons. In such a period of rising prices, LIFO expense of $5.0 million was incurred for the second quarter compared to $1.8 million income in last year’s second quarter. Nonferrous pricing showed mixed trends as copper pushed toward $4 per pound, but aluminum and stainless average sales prices retreated. The average nonferrous scrap sales price for the quarter was $2,780 per ton, 2% higher than last year’s comparable quarter. Nonferrous shipments decreased 12% to 72 thousand tons versus last year’s second quarter due to weak residential construction, lower manufacturing output, and Chinese consumers opening warehouses in the U.S. We exported 37% of our nonferrous scrap material during the quarter. Ferrous scrap exports were 15 thousand tons, all in containers. Strong international demand for scrap and other products has now resulted in container shortages and higher container freight costs.”
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(CMC Second Quarter Fiscal 2008 – Page 3)
Americas Mills
     “Fueled by spiking ferrous scrap prices, our Americas Mills segment’s adjusted operating profit of $55.3 million was comparable to last year’s second quarter,” according to McClean. “The major variant between quarters was the segment’s pre-tax LIFO expense of $18.2 million compared to $7.7 million in the prior year. Net sales were up 33%.
     “Our steel mills adjusted operating profit was down 6% due to LIFO expense of $19 million this quarter compared to $13 million in last year’s second quarter. Metal margins were slightly lower at $324 per ton as there was a lag between sales price increases which came late in the quarter and the rising ferrous scrap cost which was spread throughout the quarter. The price of ferrous scrap consumed rose 36% compared to last year. Our average selling price was up $76 per ton to $617 per ton while the average selling price for finished goods was up $101 per ton to $657 per ton. Margins were also affected by a 100% increase in alloys, a 21% increase in electrodes, and a 17% increase in energy costs. Combined, these three costs accounted for some $11.5 million in increased costs this quarter. Sales volumes increased 12% to 630 thousand tons. Rebar shipments rose 6% and merchant tonnage rose 17%. Included in the sales volumes was 113 thousand tons of billets of which 40 thousand tons were exported. The price premium of merchant bar over reinforcing bar was $105 per ton, up $18 per ton from last year. Sales volumes in the second quarter of last year were down due to scheduled maintenance for the melt shop and the rolling mill, and billet sales were lower. Service centers continue to match their buying to their sales commitments with no surge in purchasing though inventories are at 10-year lows. On a quarter-to-quarter basis, tonnage melted for the second quarter was up 9% to 578 thousand tons while tonnage rolled was 504 thousand tons, a decrease of 2%. We have invested $39.6 million of the expected $155 million total cost of our micro mill project in Arizona.
     “The copper tube mill recorded an adjusted operating profit of $4.4 million, a 100% increase over last year on a 38% increase in sales and after absorbing a $4.6 million swing quarter to quarter in LIFO expense. Pounds shipped rose 26% to 14.5 million on the strength of commercial markets, additional orders from buying groups, and the pullback from the market of a competitor. Pre-tax LIFO income in the quarter was $800 thousand compared to $5.4 million income last year. The average selling price increased 33 cents to $3.83 per pound, and metal spreads rose 41 cents overcoming copper scrap price increases of 30 cents to $3.08 per pound. Copper tube production increased 23% to 12.8 million pounds compared to last year’s second quarter.”
Americas Fabrication and Distribution
     McClean said, “Driven by rapidly escalating steel prices, the segment’s results were buried by a pre-tax LIFO expense of $35.2 million compared to $14.1 million pre-tax LIFO expense in last year’s second quarter. This resulted in an adjusted operating loss of $7.6 million compared to an adjusted operating profit of $11.7 million last year. The composite average fab selling price (excluding stock and buyouts) increased 9% to $1,022 a ton; however, in periods of rising prices the backlog inevitably is margin squeezed until the rollover of new jobs occurs at higher prices. Absent the LIFO hit, our structural, joist and deck (both with and without the results of the N.J. Bouras acquisition), and post operations all improved over last year’s second quarter. Rebar fabrication adjusted operating profit fell 3%, and construction services was lower. Our domestic steel import and distribution operations continue to feel the sting of a weak U.S. dollar, high international prices, and elevated freight rates. Pipe and tubular goods was a bright spot.”
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(CMC Second Quarter Fiscal 2008 – Page 4)
International Mills
     McClean said, “This segment had two opposite, though expected, results to report this quarter. Combined adjusted operating profit was $9.7 million compared to last year’s $26.0 million. CMCZ (Poland) saw an improved pricing environment from mid-quarter on and achieved an adjusted operating profit of $16.1 million. CMCS (Croatia) continued to be saddled with start-up costs and investments in customer acceptance. A mild winter, low inventory levels at the end of 2007, the reduction of Turkish and Chinese imports in the region, and a strong Middle East construction market all led to higher shipments. Merchant bar tonnages again showed an improvement in sales this quarter compared to last year’s second quarter. For the second quarter, tons melted were 385 thousand, 2% above last year’s 378 thousand; rolled tons equaled 308 thousand against 292 thousand last year; and shipments totaled 403 thousand tons (a new all-time quarterly record) including 81 thousand tons of billets versus 369 thousand tons last year. Average selling prices decreased 5% to PLN 1,414 (including 20% billets) from PLN 1,486 per ton (including 11% billets). The cost of purchased scrap entering production increased 5%. The average metal margin decreased to PLN 589 from PLN 660. Our mega-shredder processed 108 thousand tons of scrap during the quarter.
     “Our turnaround at CMCS (Croatia) continues. Our marketing efforts are aimed at winning back customer acceptance that was lost in the many years that the mill was operated poorly and at low capacities. Our sales are often in trial lots as we develop the customer base. Our adjusted operating loss was $6.4 million. We rolled 12,100 tons and sold 9,200 tons during the quarter.”
International Fabrication and Distribution
     McClean added, “International Fabrication and Distribution had a strong second quarter recording an adjusted operating profit of $21.7 million, a 26% increase compared to the prior year of $17.3 million. Though included in this discussion, our aluminum, copper, and stainless steel semis business is classified as a discontinued operation. Our raw materials division set all-time quarterly sales records and posted its best second quarter profit ever. Strong international demand coupled with supply interruptions in China (severe weather) and South Africa (power shortage) fueled results. European operations were again profitable and the decline in Chinese steel exports supported higher prices and good profitability in inter-Asian markets. Australian marketing and distribution operations both remained profitable, and the combined operations of our fab shops (Poland and Germany) returned to the black after a slight loss in the first quarter.”
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(CMC Second Quarter Fiscal 2008 – Page 5)
Corporate and Other
     McClean continued, “Two years of planning and development culminated in our first units rolling on to SAP from legacy systems. Our CMC Steel Texas mill, the Corporate functions, and U.S. payroll all successfully went live on January 1, 2008. Once again the largest change in Corporate and Eliminations between the second quarter of this year and last is the $4.4 million in additional SAP deployment expense quarter to quarter. Included in earnings from discontinued operations is LIFO pre-tax expense of $600 thousand compared to $1 million of income in last year’s second quarter. Interest expense increased as a result of our $400 million debt issue in July 2007.”
Financial Condition
     McClean said, “Our financial position remains solid. At quarter end, long-term debt as a percentage of total capitalization was 27.5%. Our working capital was $1.1 billion, and the current ratio was 1.9. Our coverage ratios were strong.”
Outlook
     McClean said, “Our third fiscal quarter should be excellent. Global infrastructure growth will continue to create a strong demand for rebar and other steel long products in emerging countries. In the U.S., nonresidential construction growth should be flat. Supply of rebar is likely to be impacted by the reduced level of rebar imports. Supply of steel products in global markets is likely to be significantly impacted by the Chinese cut back in steel exports. The recently announced contract iron ore prices for 2008 (up 65% plus) should support higher pig iron and ferrous scrap prices in global markets.”
     In summary, McClean added, “Higher prices globally and in the U.S. for raw materials, ferrous scrap and steel long products should be positive for four of our five segments. The fifth segment, Americas Fabrication and Distribution, is likely to be impacted by a margin squeeze due to higher steel prices. We anticipate a significant LIFO expense for the third quarter.”
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(CMC Second Quarter Fiscal 2008 – Page 6)
Conference Call
     CMC invites you to listen to a live broadcast of its second quarter 2008 conference call on Tuesday, March 25, at 11:00 a.m. ET. The call will be hosted by Stan Rabin, Chairman, Murray McClean, President and CEO, and Bill Larson, Sr. Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
Forward-Looking Statements
     Paragraph six and the Outlook section of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, inventory levels, impact of acquisitions, credit conditions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, the ability to integrate acquisitions into operations; global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Second Quarter Fiscal 2008 – Page 7)

	Three months ended		Six months Ended
(Short Tons in Thousands)	2/29/08	2/28/07	2/29/08	2/28/07

Domestic Steel Mill Rebar Shipments	266	252	551	470
Domestic Steel Mill Structural and Other Shipments	364	311	673	619
CMCZ Shipments	403	369	671	681

Total Mill Tons Shipped	1,033	932	1,895	1,770

Average FOB Mill Domestic Selling Price (Total Sales)	$617	$541	$601	$549
Average Cost Domestic Mill Ferrous Scrap Utilized	$292	$215	$269	$211
Domestic Mill Metal Margin	$324	$326	$332	$337
Average Domestic Mill Ferrous Scrap Purchase Price	$275	$200	$254	$192
Average FOB Mill CMCZ Selling Price (Total Sales)	$576	$507	$574	$502
Average Cost CMCZ Ferrous Scrap Utilized	$336	$282	$333	$274
CMCZ Mill Metal Margin	$240	$225	$241	$228
Average CMCZ Ferrous Scrap Purchase Price	$319	$253	$305	$244

Fab Plant Rebar Shipments	226	247	488	531
Fab Plant Structural, Post, Joist and Deck Shipments	150	119	316	239

Total Fabrication Tons Shipped	376	366	804	770

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,022	$935	$1,018	$915

Domestic Scrap Metal Tons Processed and Shipped	833	733	1,620	1,531
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Six months ended
	2/29/08	2/28/07	2/29/08	2/28/07

Net Sales
Americas Recycling	$478,030	$392,519	$903,395	$810,053
Americas Mills	467,790	352,412	870,600	697,638
Americas Fab and Distribution	636,902	599,383	1,278,190	1,214,698
International Mills	245,886	195,243	414,064	357,370
International Fab and Distribution	752,533	658,441	1,509,925	1,272,929
Corporate, Discontinued Operations and Eliminations	(326,973)	(289,684)	(606,002)	(551,655)

Total Net Sales	$2,254,168	$1,908,314	$4,370,172	$3,801,033

Adjusted Operating Profit (Loss):
Americas Recycling	$25,634	$26,399	$42,511	$48,383
Americas Mills	55,263	56,185	124,476	128,398
Americas Fab and Distribution	(7,638)	11,656	22,798	40,555
International Mills	9,651	25,985	9,074	51,872
International Fab and Distribution	21,708	17,260	48,267	27,672
Corporate and Eliminations	(25,793)	(18,894)	(48,504)	(29,355)
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CMC Second Quarter Fiscal 2008 – Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Six months ended
	2/29/08	2/28/07	2/29/08	2/28/07

Net Sales	$2,254,168	$1,908,314	$4,370,172	$3,801,033

Costs and Expenses:
Cost of goods sold	2,016,397	1,656,237	3,871,777	3,261,419
Selling, general and administrative expenses	157,411	137,370	307,410	268,789
Interest expense	14,033	8,545	26,458	16,604

	2,187,841	1,802,152	4,205,645	3,546,812
Earnings from Continuing Operations Before Income Taxes and Minority Interests	66,327	106,162	164,527	254,221
Income Taxes	22,923	37,353	56,280	90,065

Earnings from Continuing Operations Before Minority Interests	43,404	68,809	108,247	164,156
Minority Interests	391	4,648	263	9,276

Net Earnings from Continuing Operations	43,013	64,161	107,984	154,880

Earnings (Loss) from Discontinued Operations Before Taxes	(4,229)	2,193	2,221	(6,119)
Income Taxes (Benefit)	(991)	433	1,266	(2,510)

Net Earnings (Loss) from Discontinued Operations	(3,238)	1,760	955	(3,609)

Net Earnings	$39,775	$65,921	$108,939	$151,271

Basic earnings per share
Earnings from Continuing Operations	$0.37	$0.55	$0.93	$1.32
Earnings (Loss) from Discontinued Operations	$(0.02)	$0.01	$0.01	$(0.03)
Net Earnings	$0.35	$0.56	$0.94	$1.29

Diluted earnings per share
Earnings from Continuing Operations	$0.36	$0.53	$0.90	$1.28
Earnings (Loss) from Discontinued Operations	$(0.02)	$0.01	$0.01	$(0.03)
Net earnings	$0.34	$0.54	$0.91	$1.25

Cash dividends per share	$0.12	$0.09	$0.21	$0.15

Average basic shares outstanding	115,139,693	117,266,573	116,354,030	117,348,716
Average diluted shares outstanding	118,028,571	121,807,414	119,200,422	121,422,373
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(CMC Second Quarter Fiscal 2008 – Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	February 29,	August 31,
	2008	2007

Assets:
Current Assets:
Cash and cash equivalents	$75,435	$419,275
Accounts receivable, net	1,173,078	1,082,713
Inventories	986,782	874,104
Other	134,142	82,760

Total Current Assets	2,369,437	2,458,852

Net Property, Plant and Equipment	942,134	767,353

Goodwill	41,509	37,843

Other Assets	244,032	208,615

	$3,597,112	$3,472,663

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$573,786	$484,650
Accounts payable – documentary letters of credit	144,039	153,431
Accrued expenses and other payables	365,656	425,410
Deferred income taxes	4,369	4,372
Commercial Paper	39,990	—
Notes payable	29,613	—
Current maturities of long-term debt	104,429	4,726

Total Current Liabilities	1,261,882	1,072,589

Deferred Income Taxes	36,641	31,977
Other Long-Term Liabilities	122,130	109,813
Long-Term Debt	606,623	706,817

Total Liabilities	2,027,276	1,921,196

Minority Interests	4,780	2,900

Stockholders’ Equity	1,565,056	1,548,567

	$3,597,112	$3,472,663

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(CMC Second Quarter Fiscal 2008 – Page 10)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended
	2/29/08	2/28/07

Cash Flows From (Used by) Operating Activities:
Net earnings	$108,939	$151,271
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	63,873	49,021
Minority interests	263	9,276
Provision for losses on receivables	1,424	41
Share-based compensation	9,068	5,358
Net loss (gain) on sale of assets and other	102	(28)
Asset impairment	409	1,390

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(93,908)	42,145
Accounts receivable sold	37,369	95,255
Inventories	(52,894)	(92,453)
Other assets	(58,478)	(57,958)
Accounts payable, accrued expenses, other payables and income taxes	(55,754)	(133,079)
Deferred income taxes	(8,053)	(2,136)
Other long-term liabilities	5,264	19,673

Net Cash Flows From (Used By) Operating Activities	(42,376)	87,776

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(151,359)	(75,100)
Purchase of minority interest in CMC Zawiercie	(130)	(61)
Sales of property, plant and equipment	663	467
Acquisitions, net of cash purchased	(21,040)	(10,633)

Net Cash Flows Used By Investing Activities	(171,866)	(85,327)

Cash Flows From (Used by) Financing Activities:
Decrease in documentary letters of credit	(9,392)	(12,191)
Short-term borrowings, net change	38,309	(60,000)
Payments on long-term debt	(1,201)	(18,787)
Stock issued under incentive and purchase plans	12,808	14,024
Treasury stock acquired	(151,530)	(17,744)
Dividends paid	(24,629)	(17,748)
Tax benefits from stock plans	4,101	5,068

Net Cash Flows Used By Financing Activities	(131,534)	(107,378)
Effect of Exchange Rate Changes on Cash	1,936	375

Decrease in Cash and Cash Equivalents	(343,840)	(104,554)
Cash and Cash Equivalents at Beginning of Year	419,275	180,719

Cash and Cash Equivalents at End of Period	$75,435	$76,165

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(CMC Second Quarter Fiscal 2008 – Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:

Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Six Months
	Ended	Ended
	2/29/08	2/29/08

Net earnings	$39,775	$108,939
Interest expense	13,990	26,368
Income taxes	21,932	57,546
Depreciation and amortization	32,351	63,873

EBITDA	$108,048	$256,726

EBITDA to interest coverage
for the quarter ended February 29, 2008:	for the six months ended February 29, 2008:
$108,048 /13,990 = 7.7	$256,726 /26,368 = 9.7
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at February 29, 2008 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,565,056
Long-term debt	606,623
Deferred income taxes	36,641

Total capitalization	$2,208,320
Other Financial Information
Long-term debt to cap ratio as of February 29, 2008:

Debt divided by capitalization
     $606,623 /2,208,320 = 27.47%
Total debt to cap plus short-term debt ratio as of February 29, 2008:
     $711,052 / (2,208,320 + 104,429) = 30.75%
Current ratio as of February 29, 2008:

Current assets divided by current liabilities
     $2,369,437 / 1,261,882 = 1.9
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-11